EXHIBIT 2.3

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BASED ON A REQUEST FOR CONFIDENTIAL TREATMENT

SECOND AMENDMENT TO
LICENSE AND DISTRIBUTION AGREEMENT

This Second Amendment to the License and Distribution Agreement (the “Second Amendment”) shall amend that certain LICENSE AND DISTRIBUTION AGREEMENT dated January 24, 2001 by and between InsWeb Corporation (“InsWeb”), and Intuit Inc. (“Intuit”), as previously amended by the parties by the First Amendment to License and Distribution Agreement effective January 24, 2001, (collectively the “Agreement”).  This Second Amendment is made effective as of March 27, 2002 (“Effective Date”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto desire to amend certain provisions of the Agreement as follows:

I.              Effective March 27, 2002, Section 5 of the Agreement (“Compensation”) shall be deleted in its entirety and replaced with the following:

5.  Compensation.

(a)           Marketing Fees.  InsWeb shall pay to Intuit (or its designee) the following guaranteed marketing fees (“Marketing Fee”):

Payment Date	Marketing Fee
May 1, 2002	$750,000
August 1, 2002	$750,000
November 1, 2002	$750,000
February 1, 2003	$1,000,000
May 1, 2003	$1,000,000

(b)           Transaction Fees.

(i)            Amount of Transaction Fees.  Beginning November 1, 2003, and at the end of every three month period thereafter during the Term, InsWeb shall pay Intuit (or its designee) a transaction fee (“Transaction Fee”) equal to [****] percent ([****]%) of InsWeb’s Gross Revenue relating to Intuit-Originated Users for the previous three month period (as used herein, “Gross Revenue” shall mean aggregate gross amounts (e.g., all royalties, commissions, lead generation fees, referral fees and other compensation before taxes, costs, revenue share payments to third parties, rebates and other deductions) received by InsWeb and its Affiliates relating to Consumer Insurance Product transactions by Intuit-Originated Users, including in each case shipping & handling or service charges, and excluding in each case, any InsWeb refunds to insurance carriers for cancelled or reversed transactions).  Initially, the parties agree to

****CONFIDENTIAL TREATMENT REQUESTED.  THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

calculate the Transaction Fee for certain specified InsWeb-Offered Products pursuant to the amounts set forth in Exhibit E of the Agreement and based on the number of Request Types originated for the specified InsWeb-Offered Products or, where the applicable product or service does not have a Request Type, as otherwise provided therein.  During the Term, the parties shall review the determination of the Transaction Fees (including any underlying values and assumptions based on then current information for the various Request Types) and the accuracy of the tracking mechanism for Intuit-Originated users (a) two weeks after the Launch Date, (b) at the end of the second, fourth, sixth, and eighth three-calendar month periods after the Launch Date and (c) on the annual anniversary of the Launch Date thereafter, and, after each such review, make mutually agreed upon adjustments so that the applicable fees for the products and services (including any Additional Products) that may be offered or promoted on the InsWeb Website continue to provide Intuit with a [****] percent ([****]%) share of the Gross Revenue generated from Intuit-Originated Users.

(ii)           Adjustment to Transaction Fees.  Pursuant to Section 5(b)(i), the Transaction Fees payable by InsWeb in connection with third party relationships assigned, delegated, subcontracted or otherwise transferred by Intuit shall be at the rate of [****] percent ([****]%) during the stated term of any related or replacement agreement and any renewal terms thereof (provided that, (i) after the original stated term of such agreement, if InsWeb renews or enters into a subsequent agreement with such third party without requesting the assistance of Intuit, then the rate with respect to such agreement will decrease to [****] percent ([****]%) for remainder of the five year period after the effective date of this Agreement, and (ii) no Transaction Fees relating to a third party shall be payable by InsWeb in the event InsWeb enters into a distribution agreement with such third party one year or more after the termination of a Distribution Agreement between Intuit and such third party).

(iii)          Further Adjustment to Transaction Fees.  InsWeb cannot, in all cases, determine whether a person visiting the InsWeb Site is a returning Intuit-Originated User.  Therefore, notwithstanding Section 5(b)(i) above, for every quarter during the term of this Agreement, the amount of Transaction Fees calculated pursuant to Section 5(b) shall be increased by the percentage equal to (x) the number of return visits to the InsWeb Site during such quarter by persons who have an InsWeb Account divided by (y) the number of all visits to the InsWeb Site during which a person opens an InsWeb Account during such quarter.  By way of illustration, if the foregoing formula resulted in a percentage increase equal to 5% for the quarter of January through March 2001, then the aggregate Transaction Fees calculated for such period would be increased by 5% (e.g., if the Transaction Fees for such quarter were calculated to be $525,000, then the adjusted Transaction Fees payable for such quarter would be $551,250).  InsWeb shall automatically determine and make such adjustments in its periodic payments of Transaction Fees to Intuit.  Notwithstanding the foregoing, if InsWeb implements “return user” identification and tracking functionality, then InsWeb shall implement such functionality to track returning Intuit-Originated Users.

(c)           Any amounts payable pursuant to this Agreement that are more than sixty days past due shall bear interest at twelve percent per annum on the unpaid balance.

****CONFIDENTIAL TREATMENT REQUESTED.  THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d)           Reports.

(i)            In addition to the reports required pursuant to Section 4.11(b) of the Agreement, InsWeb shall provide Intuit with reports relating to the Transaction Fee in an agreed upon electronic format (e.g., formatted/flat text format, Excel or Access) including, on a monthly basis (1) the revenue for each product category, and (2) other information reasonably requested by Intuit and available from InsWeb regarding InsWeb’s operations and results.

(ii)           InsWeb shall provide Intuit with reports containing the same information as detailed in (d)(i) above should there be any Adjustment to the Transaction Fee as described in (b)(ii) above.  InsWeb shall provide Intuit with reports containing the number of return visits to the InsWeb Site by persons who opened accounts during each quarter and the total number of persons who opened accounts on the InsWeb Site during quarter should there be any Further Adjustment to Transaction Fees as described in (b)(iii) above.

II.            Order of Precedence.  The Second Amendment is supplementary to and modifies the Agreement.  The terms of this Second Amendment supersede provisions in the Agreement only to the extent of a conflict.  Nothing contained in this Second Amendment shall be interpreted as invalidating the Agreement, and the Agreement shall continue to govern the relations between the parties insofar as they do not expressly conflict with this Second Amendment.

III.           Counterparts; Facsimile.  This Second Amendment may be executed by facsimile and in counterparts, each which shall be deemed an original and all of which together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, have executed this Second Amendment as of the Effective Date.

INSWEB CORPORATION		INTUIT INC.

By	/s/ Mark Guthrie	By	/s/ Enrico Roderick

Name	Mark Guthrie	Name	Enrico Roderick

Title	President	Title	VP/GM Personal Finance Group

3/28/02

****CONFIDENTIAL TREATMENT REQUESTED.  THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.